Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 12, 2011, relating to the consolidated financial statements of Corpbanca and Subsidiaries (the “Bank”) (which report expresses an unqualified opinion and contains an explanatory paragraph referring to the translation of Chilean peso amounts into U.S. dollar amounts), and of our report dated April 12, 2011, relating to the effectiveness of the Bank’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Corpbanca, for the year ended December 31, 2010, and the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte
Santiago, Chile
April 14, 2011